UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2009

Commission File Number: 000-53311

Jayhawk Energy, Inc.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-0990109 (I.R.S. Employer Identification No.)

6240 E. Seltice Way, Suite C, Post Falls, Idaho, 83854

(Address of principal executive offices) (Zip Code)

208-667-1328

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Definitive Agreements and Item 2.03 Creation of a Direct Financial Obligation

On December9, 2009 the Registrant (the “Company” or “JayHawk”) entered into a Securities Purchase Agreement wherein the Company agreed to sell and the investors agreed to purchase up to $1.5 million of Convertible Debentures.  The aggregate $1.5 million will be invested in stages.  Proceeds from the initial tranche, received today, total $300,000.  The Convertible Debentures provide for interest to be paid quarterly, at the rate of 10 percent per annum, and is/are due two years from the date of this initial closing (the “Securities Purchase Agreement,” “Debentures” and “Warrants” collectively constitute the “Offering”).

The Debentures are convertible at any time after the original issue date into a number of shares of the registrant’s common stock, determined by dividing the amount to be converted by a conversion price of $0.30 per share.  In addition to the Debentures the investors purchasers were issued common share purchase warrants, each having a term of 42 months, expiring June of 2013, and giving the investors the right to purchase JayHawk’s common shares at an exercise price of $0.45 per share.

In conjunction with the Offering the Company has also entered into an agreement with Cynergy Advisors, LLC (“Cynergy”) which requires the Company to pay Cynergy a cash fee based on the amount of money received pursuant to the Offering and also grants Cynergy warrants to purchase JayHawk common stock, during the 42 month period coinciding with the investor Warrants, at an exercise price of $.045 per share (the “Cynergy Agreement”).

The proceeds received today, and any amounts received in the future may be used as general working capital.  It is the Company’s intent to dedicate these funds to begin drilling two wells before the end of this year and management has estimated that these first two wells will be completed by the end of January 2010.  Future Debenture sales and funding will depend on the success of this initial drilling program.

Item 9.01 Financial Statements and Exhibits

Exhibits

99.01

Securities Purchase Agreement

99.02   10% Senior Secured Convertible Debenture

99.03   Common Share Purchase Warrant

99.04   Cynergy Agreement

99.05   Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JayHawk Energy, Inc.

Date: December 14, 2009	By:	/s/ Lindsay Gorrill
Name: Lindsay Gorrill Title: CEO